Exhibit 99.2

News Release

First Regional	1801 Century Park East	Jack A. Sweeney
Bancorp	Century City, California 90067	Board Chairman
	Telephone (310) 552-1776	Chief Executive Officer
Facsimile (310) 552-1772

IMMEDIATE RELEASE

FIRST REGIONAL BANCORP ANNOUNCES 3-FOR-1 STOCK SPLIT

CENTURY CITY, Calif. (July 20, 2006)—First Regional Bancorp (Nasdaq Global Market: FRBG) today declared a 3-for-1 stock split. Shareholders will receive two additional shares for every share held at the close of business on the record date of July 31, 2006. The additional shares will be mailed or delivered on or about August 21, 2006 by First Regional’s transfer agent, Mellon Investor Services.

First Regional currently has approximately 4.1 million shares outstanding, which will increase to approximately 12.3 million after the stock split. In connection with the stock split, the authorized number of shares will likewise be increased from 50 million to 150 million shares.

Jack A. Sweeney, Chairman and Chief Executive Officer, noted, “First Regional recently announced record earnings of $9.6 million, or $2.22 per diluted share, for the three months ended June 30, 2006. The strength of our second quarter earnings, which represents a 49% increase over the results from the same period in 2005, is a direct result of the continued strength of our prudent lending and deposit gathering efforts, as well as the continued contributions of our Trust and Investment Division, Merchant Services and Trust Administration Services business units.”

Mr. Sweeney continued, “We are pleased to see the market recognize our performance by causing the stock to trade over $100 for the first time in our history, which occurred yesterday, July 19, 2006. The closing sales price of $99.50 on the same day represents a gain of more than 300% over the past three years.”

Mr. Sweeney further noted, “The stock split, which had been suggested by a number of our shareholders over the past two years, is expected to bring our stock into a range we believe will be desirable to a wider range of investors. We believe this action will help to increase our stock’s liquidity, which ultimately should help to further increase shareholder value.”

First Regional Bancorp is a bank holding company headquartered in Century City, California. Its subsidiary, First Regional Bank, specializes in providing businesses and professionals with the management expertise of a major bank and the personalized service of an independent.

This report includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included herein may constitute forward-looking statements. Although First Regional believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from First Regional’s expectations include fluctuations in interest rates, inflation, government regulations, and economic conditions and competition in the geographic and business areas in which First Regional conducts its operations.